EXHIBIT 99.1

For Immediate Release

MONUMENT RESOURCES, INC. ANNOUNCES
RESOLUTION TO DEREGISTER AND DELIST

(November 23, 2009) – Denver, Colorado – Monument Resources, Inc. (OTCBB: MNMN) today announced that its Board of Directors has unanimously adopted a resolution to terminate the registration of its common stock under the Securities Exchange Act of 1934 and thereby delist from the Over the Counter Bulletin Board (OTCBB). The Company expects to file a form with the Securities and Exchange Commission deregistering its common stock and suspending its SEC reporting obligations effective December 28, 2009.

The Directors determined that any benefits accruing to the Company from being registered and listed are substantially outweighed by increasing regulatory burdens and costs. The Board’s resolution cited the burdens on management time, as well as increased costs for outside accounting and legal services caused by rules and regulations required of registered and quoted companies. The Company estimates these accounting, auditing, legal and filing costs to be approximately $67,000 per year, not attributing the cost of any management time to the effort. The Directors will make reasonable efforts to have the Company’s shares quoted on the Pink Sheets following such delisting.

“The action taken today by the Board will allow us to focus all of our financial and managerial resources on preserving and enhancing our assets.” stated A.G. Foust, President. Mr. Foust continued “We intend to maintain auditable financial information that can be used if, in the future, we elect to register our shares, make an acquisition, or sell or merge the Company.”

Monument Resources, Inc., headquartered in Denver, Colorado, has approximately $275,000 in cash, an interest in several gas wells and a pipeline and transmission facility in Leavenworth County, Kansas.

Contact:
Monument Resources, Inc.
A.G. Foust, President
303-692-9468

See the Company’s reports as filed with the Securities and Exchange Commission at www.sec.gov.